UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2008

DELEK US HOLDINGS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-32868	52-2319066
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7102 Commerce Way Brentwood, Tennessee	37027
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 771-6701

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On June 26, 2008, Delek US Holdings, Inc. (“Delek US”) entered into an amendment (the “Amendment”) to the credit agreement (the “Credit Agreement”) with Lehman Commercial Paper Inc., as administrative agent, Lehman Brothers Inc., as arranger and joint bookrunner, and JPMorgan Chase Bank, N.A., as documentation agent, arranger and joint bookrunner. Under the terms of the Amendment, non-cash gains, losses and expenses resulting from mark to market accounting of hedge agreements, and losses resulting from the termination of certain ethanol-related hedge agreements are now additions or subtractions, as applicable, in the calculation of “Consolidated EBITDA” under the Credit Agreement. The term “Consolidated EBITDA” is used throughout the Credit Agreement for various purposes including certain covenant calculations. In addition, the Amendment changes the maximum permitted Consolidated Leverage Ratio (as defined in the Credit Agreement) to a ratio of 3.90 to 1.00 for the four fiscal quarter periods ending June 30, 2008, and to a ratio of 3.70 to 1.00 for the four fiscal quarter periods ending September 30, 2008. Lehman Brothers, Inc. acted as one of the lead underwriters of the initial public offering of Delek US common stock completed on May 9, 2006, and its affiliates are a lender, administrative agent or arranger with respect to credit facilities involving MAPCO Express, Inc., a wholly-owned subsidiary of Delek US.

Item 7.01. Regulation FD Disclosure.

Delek US has been advised that, on or about June 29, 2008, Delek Petroleum Ltd., an Israeli corporation (“Delek Petroleum”), will file a publicly available prospectus amendment in Hebrew with the Israel Securities Authority (“ISA”) containing the previously undisclosed information set forth in section (i) below. This information is expected to be filed with the ISA in order to satisfy disclosure requirements applicable to Delek Petroleum under the securities laws of Israel. Delek Petroleum owns a majority and controlling interest in Delek Hungary Holding Limited Liability Company (“Delek Hungary”). As of the date of this filing, Delek Hungary is the record owner of approximately 73.4% of the outstanding shares of common stock of Delek US. Therefore, Delek Petroleum is deemed to beneficially own the Delek US shares held by Delek Hungary.

(i) Information Related to Preliminary Negotiations

Delek US is currently exploring the potential acquisition of certain petroleum refining, retail, and wholesale marketing assets in the United States for a purchase price of approximately $1 billion. The assets include a petroleum refinery with a capacity between 75,000 and 100,000 barrels per day that produces mainly light products, a refined products terminal, fuel transportation trucks, and the acquisition of, or entry into wholesale supply agreements with, between 400 to 450 stores. In furtherance of this opportunity, Delek US is currently negotiating transaction terms and conducting due diligence investigations within the context of an exclusive negotiation period that expires at the end of July 2008. As part of the negotiations, and upon the request of Delek US, Delek Group, Ltd. (“Delek Group”), the beneficial owner of Delek Petroleum, provided Delek US with a non-binding letter of intent expressing Delek Group’s willingness to provide Delek US with financial support up to $200 million (in a form acceptable to Delek Group) in the event that the transaction is completed.

Since the negotiations and investigations are currently at a preliminary and indefinite stage, it is impossible to reasonably estimate the probability of the transaction being consummated, the terms and conditions of the transaction (including, without limitation, its scope and the assets acquired), or the estimated schedule for completing the transaction. The completion of the transaction would be subject to, among other things, the completion of the due diligence investigations, Delek US obtaining sufficient financing to complete the transaction, the parties reaching an agreement regarding all material terms and conditions of the transaction including, without limitation, the assets acquired and the price, terms of payment of consideration, and the parties receiving all third party permits and approvals necessary to complete the transaction.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

Not Applicable.

(b)	Pro forma financial information.

Not Applicable.

(c)	Shell company transactions.

Not Applicable.

(d)	Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 27, 2008	DELEK US HOLDINGS, INC.

	By:	/s/ Edward Morgan

	Name:	Edward Morgan
	Title:	Vice President and Chief Financial Officer